SUB-ITEM 77H

As of July 31, 2001, the following person or entity now own more than 25% of a fund's voting security:

PERSON/ENTITY                                                              FUND                      PERCENTAGE

Fund Distributors, Inc.                                                    GOF                       99.99%

Fund Distributors, Inc.                                                    IAF                       99.93%

Fund Distributors, Inc.                                                    GHF                       99.50%

Fund Distributors, Inc.                                                    ICF                       98.74%
